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                                                                    EXHIBIT 99.1

(CHOLESTECH LOGO)


     CHOLESTECH ANNOUNCES FINANCIAL RESULTS FOR FIRST QUARTER OF FISCAL 2004


HAYWARD, Calif. - July 23, 2003 -- Cholestech Corporation (Nasdaq: CTEC) today announced:

      -     Revenue increased 23% over the prior year quarter.

      - Physician office laboratory market revenue increased 43% over the prior year quarter.

      - Pre-tax income from continuing operations of $2.2 million increased 8% over the prior year quarter.

      - Net income from continuing operations of $0.09 per share, which included income tax expense of approximately $1.0 million ($0.07 per share), compared to net income from continuing operations of $0.14 per share for the prior year quarter, which included income tax expense of approximately $80,000 ($0.01 per share).

      - Reported net income of $0.09 per share compared to net income of $0.10 per share in the prior year quarter.

Cholestech achieved revenue of $13.7 million for the quarter ended June 27, 2003, representing a 23% increase over revenue of $11.1 million in the prior year quarter.

Warren E. Pinckert II, president and chief executive officer, said "We continue to be pleased with our penetration of the domestic physician office laboratory market, which represented 56% of our revenue in the first quarter of fiscal 2004, up from 49% of our revenue in the prior year quarter. Revenue in this market increased 43% over the prior year quarter."

In the first quarter of fiscal 2004, net income from continuing operations of $1.3 million, or $0.09 per share, which included income tax expense of approximately $1.0 million ($0.07 per share), compared to net income from continuing operations of $2.0 million, or $0.14 per share in the first quarter of fiscal 2003, which included income tax expense of approximately $80,000 ($0.01 per share). Due to its continued profitability, at the end of fiscal 2003, the Company recorded a $4.2 million income tax benefit, resulting from a reversal of a portion of the valuation allowance previously established for the Company's net operating losses. As a result, beginning in the first quarter of fiscal 2004, the Company will record income tax expense approximating applicable statutory rates.

In the first quarter of fiscal 2004, the Company reported net income of $0.09 per share, which included income tax expense of approximately $0.07 per share, compared to net income of $0.10 per share for the prior year quarter, which included income tax expense of approximately $0.01 per share and a $0.04 per share loss from discontinued operations.

Mr. Pinckert continued, "As part of our ongoing efforts to position Cholestech for continued revenue growth, we have accelerated our research and development activities in order to introduce new products which can be utilized on the LDX platform. We expect to receive a 510(k) clearance from the FDA for an Aspartate Aminotransferase ("AST") test in the fourth quarter of calendar 2003. Upon receiving a waiver for this product under the Clinical Laboratory Improvement Amendments of 1988 ("CLIA"), we will market AST in conjunction with our Alanine Aminotransferase ("ALT") test, which will allow healthcare providers to monitor both the impact of and potential adverse side effects on the liver from lipid-lowering and diabetic therapies. We also anticipate receiving a 510(k) clearance from the FDA by mid-calendar 2004 for a high sensitivity C-Reactive Protein ("CRP") test, an immunoassay-based test which measures coronary artery inflammation as a predictor of risk of heart disease in individuals who have normal cholesterol levels. In addition, as announced recently, the German Patent and Trademark Office has granted Cholestech a patent for a new method of measurement of HDL cholesterol in human blood. This new method, for which we have also filed patent applications in the United States and in Europe, will allow us to add new analytes to our disposable cassette."
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INVESTOR CONFERENCE CALL

The Company will conduct a conference call on fiscal 2004 first quarter results beginning at 7 a.m. PDT today. The call will be available to all investors by dialing (800) 223-9488 or, from international locations, (785) 832-1508. A replay of the call will be aired from approximately 9 a.m. today until 9 p.m. PDT on August 6 by dialing (888) 566-0817, or from international locations,
(402) 220-0422. There is no pass code. The conference call will also be available via the Cholestech website, www.cholestech.com.

ABOUT CHOLESTECH

Cholestech is committed to enabling people to lead longer, healthier and more active lives. Cholestech provides easy to use, accessible diagnostic tools and information to health care practitioners in over 35 countries around the world. Cholestech offers efficient and economic diagnostic testing for cholesterol and related lipids, blood glucose and glycemic control, and liver function at the point of care. Health care providers can use the CLIA-waived Cholestech LDX(R) and GDX(TM) Systems to initiate and monitor the progress of patient therapy. By providing effective disease management solutions, Cholestech's goal is to be a leading provider of diagnostic tools and information for immediate risk assessment and therapeutic monitoring of heart disease and diabetes.

Cholestech LDX(R) is a registered trademark and Cholestech GDX(TM) is a trademark of Cholestech Corporation. All other trademarks mentioned in this document are the property of their respective owners. For more information about Cholestech and its products visit us on the web at www.cholestech.com.

SAFE HARBOR STATEMENT OF CHOLESTECH CORPORATION UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including statements regarding: the anticipated recording of income tax expense at applicable statutory rates; the expected receipt of 510(k) clearance for our AST and CRP tests; the expected receipt of a CLIA waiver for our AST test and the marketing of such test with our ALT test and the anticipated addition of new analytes to our cassette. Actual results may differ materially from those in the forward-looking statements due to risks and uncertainties, including: internal operating results; regulatory changes and guidelines affecting the healthcare system in the United States; risks inherent in the regulatory approval process; demand for our products; risks inherent in the patent application process, and other factors.

Cholestech Contact:         Investor Contact:     Media Contact:
-------------------         -----------------     --------------
William W. Burke            Jim Byers             Christopher Katis
Chief Financial Officer     FD Morgen-Walke       FD Morgen-Walke
Cholestech Corporation      415-439-4504          415-439-4518
510-781-5065                jbyers@fdmw.com       ckatis@fdmw.com
bburke@cholestech.com

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                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
               (in thousands, except per share amounts, unaudited)

                                                            Thirteen weeks ended
                                                            --------------------
                                                       6/27/2003           6/28/2002
                                                       ---------           ---------
REVENUE                                                  $13,714             $11,132

COST OF REVENUE                                            5,545               4,033
                                                       ---------           ---------
Gross profit                                               8,169               7,099
                                                       ---------           ---------

OPERATING EXPENSES:
  Sales & marketing                                        3,005               3,041
  Research & development                                     841                 625
  General & administrative                                 2,262               1,467
                                                       ---------           ---------
     Total operating expenses                              6,108               5,133
                                                       ---------           ---------
Operating income from continuing operations                2,061               1,966

Net interest and other income                                165                  86
Provision for income taxes                                   957                  81
                                                       ---------           ---------
Net income from continuing operations                      1,269               1,971
                                                       ---------           ---------
Net income (loss) from discontinued operations                15               (558)
                                                       ---------           ---------
Net income                                                $1,284              $1,413
                                                       =========           =========
Net income from continuing operations per share:
  Basic                                                    $0.09               $0.15
  Diluted                                                  $0.09               $0.14

Net loss from discontinued operations per share:
  Basic                                                    $0.00             $(0.04)
  Diluted                                                  $0.00             $(0.04)

Net income per share:
  Basic                                                    $0.09               $0.11
  Diluted                                                  $0.09               $0.10

Shares used to compute net income per share:
  Basic                                                   13,752              13,344
  Diluted                                                 14,338              14,483

NOTE: Prior period amounts have been adjusted for comparative purposes and to reflect the operations of the WellCheck segment as discontinued operations following its divestiture on December 23, 2002.
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                    CONDENSED CONSOLIDATED BALANCE SHEET DATA
                                 (in thousands)


                                                                    6/27/2003       3/28/2003
                                                                    ---------       ---------
Cash, cash equivalents, marketable securities and long-term
   investments                                                        $26,873         $26,081

Total assets                                                          $52,927         $52,012

Long-term debt                                                             --              --

Shareholders' equity                                                  $46,771         $44,728